Exhibit 4.2

WARRANT AGREEMENT

     THIS AGREEMENT is dated this ______day of ______, 2002, by and among ANTEX BIOLOGICS INC., a Delaware corporation, having its offices at 300 Professional Drive, Gaithersburg, Maryland 20879 (the “Company”), American Stock Transfer & Trust Company, a ______corporation, having its offices at 59 Maiden Lane, New York, NY 10038, as agent in the capacity set forth herein, and Roan/Meyers Associates, L.P., a New York limited partnership (the “Representative”), having its offices at 17 State Street, New York, New York 10004, as representative of the several Underwriters (as defined below).

     WHEREAS, pursuant to a Registration Statement on Form SB-2, Registration Statement No. 333- ______(the “Unit Offering Registration Statement”) filed with the Commission (as defined below), and an underwriting agreement between the Company and the Underwriters dated ______, 2002 (the “Underwriting Agreement”), each relating to the Company’s proposed public offering of its securities, the Company proposes to issue up to [______] units (the “Units”) (inclusive of [______] Units subject to the Representative’s over-allotment option), each Unit consisting of one share of the Common Stock (as defined below) and one Redeemable Common Stock Purchase Warrant (which is initially exercisable to purchase one share of Common Stock on the terms and conditions set forth in this Agreement (a “Warrant”)), and further proposes to issue to the Representative or its designees an Option to purchase [______] additional Units (the “Representative’s Purchase Option”);

     WHEREAS, each Warrant is redeemable by the Company for $0.001 per Warrant upon 30 days’ prior written notice, if (i) the average closing sale price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded (currently the American Stock Exchange), or The Nasdaq Stock Market, Inc., or the OTC Bulletin Board or Pink Sheets LLC, as the case may be, equals or exceeds 200% of the then applicable Exercise Price (as defined below) for 20 consecutive trading days ending prior to the date of the notice of redemption as provided herein, and (ii) there is an effective registration statement under the Securities Act (as defined below), for the resale of the shares of Common Stock issuable upon the exercise of the Warrants; and

     WHEREAS, the Company desires the Warrant Agent (as defined below), and the Warrant Agent agrees, to act on behalf of the Company in connection with the issuance, registration, exercise, division, transfer, exchange, replacement, redemption and surrender of the Warrant Certificates (as defined below) for Warrants and the rights of the holders thereof.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for the purpose of defining the terms and provisions of the Warrants, the Warrant Certificates, and the respective rights and obligations thereunder of the Company, the Registered Holders (as defined below), the Representative on behalf of the Underwriters and the Warrant Agent, the parties hereto agree as follows:

      SECTION 1.  DEFINITIONS. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

(a)	“Business Office” shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located on the date hereof at 59 Maiden Lane, New York, NY 10038.

(b)	“Change of Shares” shall have the meaning ascribed thereto in Section 8.1 herein.

(c)	“Closing Date” shall mean the closing date of the offer and sale of the Units, or the initial closing date if there is more than one closing.

(d)	“Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e)	“Common Stock” shall mean stock of the Company of any class or series, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage, which at the date hereof is the 95,000,000 authorized shares of common stock, par value $0.01 per share, of the Company.

(f)	“Company” shall have the meaning ascribed thereto in the Preamble.

(g)	“Effective Date” shall mean the date a registration statement for the sale of Warrant Stock pursuant to the exercise of the Warrants is declared effective by the Commission.

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(i)	“Exercise Date” shall have the meaning ascribed thereto in Section 4 herein.

(j)	“Exercise Period” shall mean, with respect to Warrants, the period commencing on the Effective Date and terminating at 5:00 p.m. (New York time) on the earlier of (i) the Expiration Date and (ii) the last business day immediately preceding the Redemption Date.

(k)	“Exercise Price” shall mean the purchase price to be paid upon exercise of each Warrant in accordance with the terms hereof, which price shall be $[______] per share, subject to adjustment as provided in Section 8 herein.

(l)	“Expiration Date” shall mean 5:00 p.m. (New York time) on ______, 2007, provided however, that if any such date shall be in the State of New York a holiday or a day on which banks are authorized to close, then the “Expiration Date” shall be 5:00 p.m. (New York time) on the next following business day which in the State of New York is not a holiday or a day on which banks are authorized to close.

(m)	“NASD” shall mean the National Association of Securities Dealers, Inc., or any successor organization.

(n)	“Redemption Date” shall mean 5:00 p.m. (New York time) on the date the date fixed by the Company for the redemption in accordance with the provisions of Section 9 herein.

(o)	“Redemption Price” shall mean the price at which the Company may, at its option, redeem the Warrants, in accordance with the provisions of Section 9 herein, which price shall be $0.001 per Warrant.

(p)	“Registered Holders” shall mean the persons in whose names any Warrant Certificates shall be registered on the books maintained by the Warrant Agent pursuant to Section 6 herein.

(q)	“Representative” shall have the meaning ascribed thereto in the Preamble.

(r)	“Representative’s Purchase Option” shall have the meaning ascribed thereto in the Preamble.

(s)	“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(t)	“Transfer Agent” shall mean the transfer agent for the Company’s Common Stock, which is currently American Stock Transfer & Trust Company.

(u)	“Underwriting Agreement” shall have the meaning ascribed thereto in the Preamble.

(v)	“Underwriters” shall mean the underwriters listed in the Registration Statement in the Section entitled “Underwriting.”

(w)	“Unit Offering Registration Statement” shall have the meaning ascribed thereto in the Preamble.

(x)	“Units” shall have the meaning ascribed thereto in the Preamble.

(y)	“Warrant Agent” shall mean American Stock Transfer & Trust Company (or its successor), as agent for the issuance, registration, transfer, and exchange of the Warrant Certificates, exercise of the Warrants and, thereupon, the issuance of the Warrant Stock.

(z)	“Warrant Certificates” shall mean shall mean certificates representing Warrants.

(aa)	“Warrant Stock” shall mean and include (i) up to [______] shares of authorized and unissued Common Stock initially reserved for issuance upon exercise of the Warrants; and (ii) any additional shares of Common Stock or other property which may hereafter become issuable or deliverable upon exercise of the Warrants pursuant to Section 8 herein.

(bb)	“Warrant” shall have the meaning ascribed thereto in the Preamble, except that all references thereto in Section 9 herein shall not include the Representative’s Warrants.

     SECTION 2.   WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.

     2.1   Each Warrant, when the corresponding Warrant Certificate is executed and countersigned as provided in Section 3.2 herein and delivered to the Registered Holder thereof, shall initially entitle the Registered Holder to purchase one (1) share of Common Stock upon the exercise thereof and payment of the Exercise Price therefor, subject to modification and adjustment as provided in Section 8 herein and subject to the prior redemption of the Warrants as provided in Section 9 herein.

     2.2   Following execution of this Agreement, Warrant Certificates representing the number of Warrants sold pursuant to the Underwriting Agreement shall be executed by the Company and delivered to the Warrant Agent. Upon written order of the Company signed by its Chairman, President or a Vice President and by its Secretary or an Assistant Secretary, the Warrant Certificates shall be countersigned, issued and delivered by the Warrant Agent as part of the Units.

     2.3   From time to time up to the Expiration Date, the Warrant Agent shall countersign and deliver stock certificates in required whole number denominations representing up to an aggregate of [______] shares of Common Stock, subject to adjustment as described herein, upon the exercise of Warrants in accordance with this Agreement.

     2.4   From time to time, up to the Expiration Date of the Warrants, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except (i) those initially issued hereunder, (ii) those issued upon the exercise of fewer than all Warrants represented by any Warrant Certificate to evidence the unexercised Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Section 6 herein; (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7 herein; (v) those issued pursuant to the exercise of the Representative’s Purchase Option; and (vi) at the option of the Company, in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Exercise Price, the number of shares of

Common Stock purchasable upon exercise of the Warrants, or the Redemption Price therefore, pursuant to Section 8 herein.

     2.5   Pursuant to the terms of the Representative’s Purchase Option, the Representative may purchase up to [______] Units, each such Unit to consist of one share of Common Stock and one Warrant (each a “Representative Warrant”). The Representative’s Purchase Option (i) shall be exercisable for a four-year period commencing on the first anniversary of the Closing Date, (ii) shall expire on the fifth anniversary of the Closing Date, (iii) shall be exercisable at an exercise price per Unit equal to One Hundred Twenty Percent (120%) of the initial offering price per Unit, and (iv) shall not be subject to redemption by the Company. Notwithstanding anything herein to the contrary, the Representative’s Purchase Option shall not be transferable or assignable without the prior written consent of the Company for a period of one (1) year commencing the date hereof and thereafter only to officers, directors and employees of the Representative and as may be permitted pursuant to Rule 2710 of the Conduct Rules of the NASD, as such rule may be amended from time to time.

     2.6   No provision of this Agreement shall impair the right of the Company purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

     SECTION 3.   FORM AND EXECUTION OF THE WARRANT CERTIFICATES.

     3.1   The Warrant Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, or with any rule or regulation made pursuant thereto, or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to custom or usage. The Warrant Certificates shall bear the dates of issuance thereof, whether upon initial issuance, transfer, or exchange or in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates. Certificates shall be numbered serially with the letter “W “ (or such other designation as the Company may deem appropriate) on Warrants of all denominations.

     3.2   The Warrant Certificates shall be executed on behalf of the Company by its Chairman, President or any Vice President and by its Secretary or an Assistant Secretary or Treasurer, by manual or facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company’s seal. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. If any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates nevertheless may be countersigned by the Warrant Agent, issued, and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company.

     SECTION 4.   EXERCISE OF WARRANTS.

     4.1   Each Warrant may be exercised at any time during the Exercise Period, upon the terms and subject to the conditions set forth herein and in the Warrant Certificate representing such Warrant. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the surrender for exercise (the “Exercise Date”) of the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, with signatures guaranteed by a member firm of a national securities exchange, a commercial bank (not a savings bank or a savings and loan association) or trust company located in the United States or a member firm of the NASD, together with payment made payable and sent to the Warrant Agent for the account of the Company, in cash or by official bank, certified, or cashier’s check, or by money order or wire transfer of good funds, of an amount in lawful money of the United States of America equal to the Exercise Price, plus an amount equal to any applicable transfer fees or taxes, and the person entitled to receive the Warrant Stock deliverable upon such exercise shall be treated for all purposes as the holder thereof as of the close of business on the Exercise Date, irrespective of the date of issuance or delivery of such certificate for Warrant Stock; provided, however, that if, at the date of the surrender of such Warrants and the payment of the Exercise Price, the transfer books for the Warrant Stock or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the Warrant Stock or for shares of such other class of stock in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Warrant Stock or for shares of such other class of stock; provided further, that the transfer books of record, unless otherwise required by law, shall not be closed at any time for a period longer than 20 days. Except as otherwise provided herein, no Warrants presented for exercise after their Expiration Date will be accepted for exercise and all unexercised Warrants shall be void after the Expiration Date and all rights of the holders thereof shall cease at such time. No alternative, conditional, or contingent exercises shall be accepted.

     4.2   Notwithstanding the provisions of Paragraph 4.1, a Warrant may not be exercised by the Registered Holder thereof unless (i) the Warrant Stock to be issued upon such exercise is registered for sale to the Registered Holder under the Securities Act and (ii) such Warrant Stock is registered or otherwise qualified for sale under the securities laws of the state or other jurisdiction in which the Registered Holder resides or the sale qualifies for an exemption from such registration or qualification.

     4.3   In no circumstances shall the Company be required to issue fractions of shares upon exercise of the Warrants or otherwise, or to distribute certificates for Warrant Stock that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Registered Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows: (1) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The Nasdaq Stock Market, Inc. or the OTC Bulletin Board, the current market value shall be the last reported sale price of the Common Stock on such market on the last business day prior to the date of exercise of the Warrant or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such market; or (2) if the Common Stock is not so listed or admitted to unlisted trading privileges, the current market value shall be the mean of the last reported bid and asked prices reported by the Pink Sheets LLC for the last business day prior to the date of the exercise of the Warrant; or (3) if the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be determined in a reasonable manner as determined in good faith by the Board of Directors of the Company.

     4.4   As soon as practicable on or after the Exercise Date, the Warrant Agent, on behalf of the Company, shall cause to be issued to the person or persons entitled to receive the same, a certificate or certificates for the Warrant Stock, and the Warrant Agent shall deliver the same to the person or persons entitled thereto. No adjustment shall be made in respect of dividends on Warrant Stock delivered upon exercise of any Warrant.

     4.5   The Company reserves the absolute right to waive any defect or irregularity, permit a defect or irregularity to be cured or corrected within such time as it may determine, or reject any exercise of a Warrant that it determines to have been made improperly or the acceptance of which would, in the opinion of the Company’s counsel, be unlawful. Any irregularities in connection with presentments for exercise must be cured within such time as the Company shall determine in its sole and absolute discretion unless waived. The Company shall notify the Warrant Agent in writing of its waiver of any defect or irregularity in presentment, its permission to cure or correct such defect or irregularity and any subsequent cure or correction thereof. Neither the Company nor the Warrant Agent shall be under any duty to give notification of defects in presentments for exercise or incur any liability for failure to give such notification. Any presentments for exercise as to which defects or irregularities have not been cured or waived and as to which notice of cure or waiver has not been given to the Warrant Agent as provided herein will be returned to the Registered Holder by the Warrant Agent, as soon as practicable, together with all funds held for the Registered Holder’s account. No interest shall be paid on any such funds so returned.

     4.6   Once a Registered Holder has presented his Warrant Certificate and payment for exercise, the Registered Holder’s exercise of the Warrant is irrevocable.

     4.7   If less than all of the Warrants represented by a Warrant Certificate are exercised, the Warrant Agent shall execute and mail, by first-class mail, as soon as practicable following the date of exercise, to the Holder of such Warrant Certificate, or such other person as shall be designated by the Registered Holder, a new Warrant Certificate representing the number of Warrants not exercised.

     4.8   Upon the exercise, as provided for in Section 4 herein, of any Warrant, the Warrant Agent shall promptly deposit the payment therefor into an interest bearing escrow account established by mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank. All funds from the exercise deposited in the escrow account together with interest thereon, less expenses to be paid by the Company, will be disbursed to the Company on a weekly basis once determined by the Warrant Agent to be collected funds. An accounting relating to the number of Warrants exercised and the net amount of exercise funds remitted will be made by the Warrant Agent to the Company with each payment to the Company of exercise funds, which will serve as an interim accounting during the period during which the

Warrants may be exercised. A complete accounting concerning all exercises of Warrants will be made to the Company at the completion of the period during which the Warrants may be exercised.

     SECTION 5.   RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES; ETC.

     5.1   The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon exercise of the Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Warrant Stock which shall be so issuable shall be duly authorized and validly issued and upon full payment therefor be fully paid and non-assessable and free from all pre-emptive rights, taxes, claims, liens, encumbrances and charges.

     5.2   The Company covenants that (i) it will use commercially reasonable efforts to maintain the effectiveness of the Unit Offering Registration Statement for the offer and sale of Warrant Stock pursuant to the exercise of the Warrants, including the filing of any necessary post-effective amendment to the Unit Offering Registration Statement, and (ii) in connection with any such exercise deliver a current prospectus which complies with Section 10(a)(3) of the Act to the Registered Holder exercising the Warrant (except, if in the opinion of counsel to the Company, such registration is not required under the federal securities law or if the Company receives a letter from the staff of the Commission stating that it would not take any enforcement action if such registration is not effected). The Company covenants that it will use commercially reasonable efforts to obtain any necessary approvals or registrations under state “blue sky” securities laws that are necessary for the exercise of the Warrants. No Warrants shall be issued to any Registered Holder in any state in which such exercise would be unlawful.

     5.3   The Company shall pay all documentary, stamp, or similar taxes and other governmental charges that may be imposed with respect of the issuance of the Warrants, or the issuance, transfer, or delivery of any Warrant Stock upon exercise of the Warrants; provided, however, that if a certificate for Warrant Stock is to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of any such taxes or charges incident thereto, if any. Any transfer fees payable to the Warrant Agent for the transfer, exchange, or exercise of any certificate issued pursuant to this Agreement shall be paid by the presenter of such certificate.

     5.4   The Warrant Agent is hereby irrevocably authorized to requisition the Company’s Transfer Agent from time to time for certificates representing shares of Common Stock required upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. If the Warrant Agent is not the Transfer Agent, the Company shall file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent for the Common Stock.

     SECTION 6.   EXCHANGE AND REGISTRATION OR TRANSFER OF WARRANTS.

     6.1   The Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants. Warrant Certificates also may be transferred in whole or in part, subject to compliance with the federal securities laws and any applicable state securities laws. Warrant Certificates to be so exchanged or transferred shall be surrendered to the Warrant Agent at its Business Office, and the Company shall execute and the Warrant Agent shall countersign, issue, and deliver in exchange therefor the Warrant Certificates that the Registered Holder making the exchange shall be entitled to receive.

     6.2   The Warrant Agent shall keep, at its Business Office, books in which, subject to such reasonable regulations as it may prescribe, the Warrant Agent shall register the Warrants and the transfer thereof. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee a new Warrant Certificate representing an equal aggregate number of Warrants.

     6.3   All Warrant Certificates presented for registration of transfer or for exchange or exercise, and the subscription form on the reverse thereof, shall be duly endorsed or be accompanied by a written instrument of transfer and subscription in form satisfactory to the Company and the Warrant Agent, duly executed by the Registered Holder thereof or his attorney duly authorized in writing.

     6.4   No service charge or fee shall be charged to the transferee for any exchange or registration or transfer of a Warrant Certificate. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     6.5   All Warrant Certificates surrendered for exchange, transfer or exercise, shall be promptly canceled by the Warrant Agent, and thereafter either shall surrender to the Company or destroy the canceled Warrant Certificates, as instructed by the Company.

     6.6   From time to time at such times as the Company may reasonably request, the Warrant Agent shall provide the Company with a list of the Registered Holders of the Warrants.

     6.7   Prior to due presentment for registration or transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes, and shall not be affected by any notice to the contrary.

     SECTION 7.   LOSS OR MUTILATION.

     7.1   Upon receipt by the Company of evidence satisfactory to the Company of the ownership of and the loss, theft, destruction, or mutilation of any Warrant Certificate and, in the case of loss, theft, or destruction, an indemnity satisfactory to the Company or, in the case of mutilation, upon surrender and cancellation thereof, the Company shall execute and the Warrant

Agent shall countersign and deliver in lieu thereof a new Warrant Certificate representing an equal aggregate number of Warrants. Applicants for a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

     SECTION 8.   ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES OF COMMON STOCK OR WARRANTS.

     8.1   Except as hereinafter provided, in the event the Company shall issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such subdivision or combination being herein called a “Change of Shares”), then, and thereafter upon each further Change of Shares, the Exercise Price for the Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent to the nearest cent) determined by dividing (i) the total number of shares of Common Stock outstanding immediately prior to such Change of Shares, by (ii) the total number of shares of Common Stock outstanding immediately after such Change of Shares.

     For the purposes of any adjustment to be made in accordance with this Section 8.1, the following provisions shall be applicable:

           8.1.1   Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend.

           8.1.2   The number of shares of Common Stock at any one time outstanding shall be deemed to include the aggregate maximum number of shares issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights or warrants and upon the conversion or exchange of convertible or exchangeable securities.

     8.2   Upon each adjustment of the Exercise Price pursuant to this Section 8, the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be the number derived by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the applicable adjusted Exercise Price.

     8.3   After each adjustment of the Exercise Price pursuant to this Section 8.1, the Company will promptly prepare a certificate signed by the Chairman, Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Exercise Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise of each Warrant, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment.

     8.4   In case of (i) any reclassification or change of outstanding shares of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination),

(ii)  any consolidation or merger of the Company with or into another corporation (other than (1) a merger with a subsidiary of the Company in which merger the Company is the continuing corporation or (2) any consolidation or merger of the Company with or into another corporation which, in either instance, does not result in any reclassification or change of the then outstanding shares of Common Stock or other capital stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of subdivision or combination)) or (iii) any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Registered Holder of each Warrant then outstanding shall have the right thereafter to receive on exercise of such Warrant the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the Corporate Office of the Warrant Agent a statement signed by its Chairman, Chief Executive Officer, President or a Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Sections 8.1 and 8.2 herein. The above provisions of this Section 8.3 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

     8.5   Irrespective of any adjustments or changes in the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to 2.4 hereof, continue to express the Exercise Price per share and the number of shares purchasable thereunder as the Exercise Price per share and the number of shares purchasable thereunder were expressed in the Warrant Certificates when the same were originally issued.

     8.6   The Company shall cause a brief summary of the certificate furnished to the Warrant Agent pursuant to Section 8.3 or 8.4 herein to be sent by ordinary first class mail to each Registered Holder at his last address as it shall appear on the registry books of the Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Company failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of an officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     8.7   Notwithstanding any other provision of this Section 8, no adjustment of the exercise price shall be made unless such adjustment would require an increase or decrease of at least 5% in the Exercise Price, provided that any adjustment that by reason of this Paragraph 8.7 is not required to be made shall be carried forward and shall be made at the time of and together with that next subsequent adjustment that, together all adjustment so carried forward, shall require an increase or decrease of at least 5% in the Exercise Price then in effect.

     SECTION 9.   REDEMPTION.

     9.1   Except for the Representative’s Warrants, upon the resolution of its Board of Directors, the Company may, but shall not be required to, call for redemption all of the Warrants at any time, provided: (i) the Company provides to each Registered Holder of Warrants to be redeemed 30 days’ prior written notice, (ii) the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded (currently the American Stock Exchange), The Nasdaq Stock Market, Inc., the OTC Bulletin Board or the Pink Sheet LLC, as the case may be, equals or exceeds 200% of the then applicable Exercise Price for 20 consecutive trading days ending within 15 trading days prior to the date of issuance of the notice of redemption and (iii) there is then a effective registration statement, which may be the Registration Statement (the “Redemption Registration Statement”), and a current prospectus covering the offer and sale of the Warrant Stock upon the exercise of the Warrants. In such an event, the Company shall cause to be filed with the Warrant Agent a certified copy of such resolution and a form of notice of redemption, and the Warrant Agent shall mail to each of the Registered Holders of the Warrants to be redeemed, by first class mail, postage prepaid, to his last address appearing on the records of the Warrant Agent, such notice of redemption. The notice of redemption shall identify the Warrants to be redeemed, state the Redemption Date, the Redemption Price, and the date upon which the Registered Holder’s right to exercise the Warrants will terminate, and describe the manner in which Warrant Certificates are to be surrendered. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice. Failure to mail notice to any Registered Holder shall not affect the validity of any other redemptions for which notice had been duly provided.

     9.2   On or before the Redemption Date, each Registered Holder of Warrants to be redeemed, unless he has previously exercised or will exercise such Warrants on or before the Redemption Date, shall surrender the Warrant Certificates representing such Warrants to the Warrant Agent. The Warrants to be redeemed shall be exercisable up to and including the date immediately preceding the Redemption Date. Upon receipt of such Warrant Certificates, the Warrant Agent, as paying agent, shall pay the Redemption Price for such Warrants to the order of the Registered Holders thereof. Any Warrants so redeemed will be canceled by the Warrant Agent upon receipt. After the Redemption Date, all rights with respect to such Warrants shall cease, except for the right to receive the Redemption Price.

     9.3   Upon or prior to the Redemption Date, the Company shall deposit in trust with the Warrant Agent a sum equal to the Redemption Price of all Warrants called for redemption, with irrevocable instructions and authority to the Warrant Agent to pay, on and after the Redemption Date, the Redemption Price to the Registered Holders upon the surrender of the Warrant Certificates. The deposit shall constitute full payment of the Warrants to the Registered Holders, and from and after the later of (i) date of the deposit and (ii) the Redemption Date, the Warrants shall be deemed to be no longer outstanding. The balance of the deposit remaining unclaimed at the end of six months after the Redemption Date shall be released by the Warrant Agent to the Company, after which the holders of Warrants called for redemption shall be entitled to receive payment of the Redemption Price only from the Company.

     9.4   If the Redemption Registration Statement is other than the Unit Offering Registration Statement, the Company shall indemnify the Representative and each person, if any, who controls the Representative within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from the Redemption Registration Statement to the same extent and with the same effect (including the provisions regarding contribution) as the provisions pursuant to which the Company has agreed to indemnify the Representative with respect to the Unit Offering Registration Statement as provided in Section [______] of the Underwriting Agreement.

     9.5   No less than five trading days prior to the Redemption Date, the Company shall furnish to the Representative (i) opinions of counsel to the Company, dated such date and addressed to the Representative, and (ii) a “cold comfort” letter dated such date addressed to the Representative, signed by the independent public accountants who have issued a report on the Company’s financial statements included in the Redemption Registration Statement, in each case covering substantially the same matters with respect to the Redemption Registration Statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities, including, without limitation, those matters covered in Sections [______] and [______] of the Underwriting Agreement.

     9.6   The Company shall as soon as practicable after the Redemption Date, and in any event within 15 months thereafter, make “generally available to its security holders” (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act, and Rule 158 thereunder, and covering a period of at least 12 consecutive months beginning after the Redemption Date.

     9.7   The Company shall deliver, within five trading days prior to the Redemption Date, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the Redemption Registration Statement and permit the Representative to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the Redemption Registration Statement as it deems reasonably necessary to comply with applicable securities laws or rules of the NASD. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as the Representative shall reasonably request.

     SECTION 10.   CONCERNING THE WARRANT AGENT.

     10.1   The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder, be deemed to make any representations as to the validity, value or authorization of the Warrant

Certificates or the Warrants represented thereby or of any stock or other property delivered upon exercise of the Warrants or whether any such stock is fully paid and non-assessable. The Warrant Agent shall not at any time be under any duty or responsibility to the holders of the Warrant Certificates to make or cause to be made any adjustment of the Exercise Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or for any action taken, suffered, or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or the Warrant Certificates, or (iii) be liable for any act or omission in connection with this Agreement, except for its own negligence or willful misconduct.

     10.2   The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered, or omitted by it in good faith in accordance with the opinion or advice of such counsel, other than as specified in clause (iii) of Section 10.1 herein.

     10.3   Any notice, statement, instruction, request, direction, order, or demand of the Company to the Warrant Agent hereunder shall be sufficiently evidenced by an instrument signed by the Chairman, President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent shall not be liable for any action taken, suffered, or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand reasonably believed by the Warrant Agent to be genuine and to have been signed, sent or presented by the proper parties or party.

     10.4   The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder. The Company further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses, and liabilities, including judgments, costs, and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder, except losses, expenses, and liabilities arising as a result of the Warrant Agent’s own negligence or willful misconduct.

     10.5   The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own negligence or willful misconduct) upon the appointment by the Company of a successor Warrant Agent (the “Successor Warrant Agent”). If the Warrant Agent notifies the Company of its intent to resign, the Company shall use its best efforts to appoint a Successor Warrant Agent. If the Company shall fail to make an appointment within a period of 60 days after it has been notified in writing of such resignation or after such removal by the resigning Warrant Agent, then the then the Warrant Agent may apply to any court of competent jurisdiction for the appointment of a Successor Warrant Agent. Any Succession Warrant Agent, whether appointed by the Company or by a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less that $10,000,000, or shall be a registered transfer agent under the Exchange Act. Any Successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to the Warrant Agent then in office, and to the Company, an instrument accepting such appointment under substantially the same terms and conditions as are contained herein. After acceptance in writing of such appointment by the Successor Warrant Agent is received by the Company, the Successor Warrant Agent shall be vested with the same powers, rights, duties, and responsibilities as if it originally had been named herein as the Warrant Agent, without any further assurance, conveyance, act, or deed; but if for any reason it shall be necessary or expedient for the former Warrant Agent to execute and deliver any further assurance, conveyance, act, or deed, the same shall be executed and delivered by the former Warrant Agent, at the expense of the Company. Not later than 15 days after effective date of any such appointment, the Successor Warrant Agent shall cause notice of the appointment of the Successor Warrant Agent to be mailed to the Registered Holders of the outstanding Warrants; however, the failure to mail such notice, or any defect contained therein, shall not affect the legality or validity of the appointment of the Successor Warrant Agent.

     10.6   Any corporation into which the Warrant Agent or any Successor Warrant Agent may be merged, or any corporation resulting from any consolidation to which the Warrant Agent or any Successor Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any Successor Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor Warrant Agent promptly shall cause notice of its succession as Warrant Agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate then outstanding.

     10.7   The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell the Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effect as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     SECTION 11.   NOTICES.

     11.1   Except for notices with respect to Warrant exercises, which are governed by Section 4 herein, all notices, requests, consents, and other communications hereunder shall be in writing, may be given by hand delivery, first class mail, postage prepaid, or by facsimile transmission, and shall be deemed to have been made when delivered by hand, when deposited in the mail or when received by facsimile transmission:

           (i)   if to the Registered Holder of a Warrant Certificate, at the address of such Registered Holder as shown on the registry books maintained by the Warrant Agent; or

           (ii)   if to the Company, at 300 Professional Drive, Gaithersburg, Maryland 20879 to the attention of the President, or at such other address as may have been furnished to the Warrant Agent or the Representative by the Company; or

           (iii)   if to the Warrant Agent, at its Business Office; or

           (iv)   if to the Representative, at Roan/Meyers Associates, L.P., 17 State Street, New York, New York 10004, or at such other address as may have been furnished to the Company or the Warrant Agent by the Representative, with a copy to Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022, Attn.: Robert H. Cohen, Esq.

     11.2   All written notices required or desired to be given to the Registered Holders by the Company pursuant to this Agreement shall be effected by the Company providing to the Warrant Agent a copy of the written notice which the Company is desirous of giving to the Registered Holders and the Warrant Agent shall cause same to be delivered to such Registered Holders. The Company hereby agrees that the Warrant Agent shall not have any liability for, and agrees to indemnify the Warrant Agent with respect to, any written notice provided by the Company to the Warrant Agent for delivery to Registered Holders, except with respect to the Warrant Agent’s negligence for failing to deliver said notices.

     SECTION 12.   GOVERNING LAW.

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York, excluding the choice of law provisions thereof.

     SECTION 13.   BINDING EFFECT.

     This Agreement shall be binding upon and inure to the benefit of the Company, the Warrant Agent, the Underwriters, and their respective successors, and each of the Registered Holders from time to time of the Warrant Certificates, or any of them. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy, or claim or to impose upon any other person any duty, liability, or obligation.

     SECTION 14.   AMENDMENT

     The Warrant Agent may, without the consent or concurrence of the holders of the Warrants, by supplemental agreement or otherwise, concur with the Company in making and changes in, or corrections to, this Agreement that the Warrant Agent shall have been advised by counsel (who may be counsel to the Company) are necessary or desirable to cure any ambiguity or to correct any defective or inconsistent provision, any clerical omission or mistake or any manifest error herein contained, or to make any other provisions in regard to matters or questions arising hereunder that are not inconsistent with the provisions of the Warrants and do not adversely affect the rights of the holders of the Warrants.

     SECTION 15.   TERMINATION.

     This Agreement shall terminate at the close of business on the Expiration Date, or such earlier date upon which all Warrants have been exercised, except that the Warrant Agent shall account to the Company for cash held by it and the indemnity provisions of Section 10.4 and Section 11.2 herein shall survive such termination.

     SECTION 16.   ENTIRE AGREEMENT

     This Agreement contain the entire agreement and understanding among the parties hereto with respect to the matters herein, supercedes any and all other agreement among the parties hereto relating to such matters, and, except as otherwise provided in Section 14 herein, may be modified or amended only by a written agreement signed by the parties hereto.

     SECTION 17.   DESCRIPTIVE HEADINGS

     The heading of the several sections of the Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions thereof.

     SECTION 18.   COUNTERPARTS

     This Agreement may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument.

     SECTION 19.   EXECUTION.

     This Agreement may be executed in several counterparts which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANTEX BIOLOGICS INC.

By:__________________
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:__________________
Name:
Title:

ROAN/MEYERS ASSOCIATES, L.P.

By: MEYERS/JANSSEN SECURITIES CORP., its General Partner

By:__________________
Name:
Title:

EXHIBIT A

[FORM OF FACE OF WARRANT CERTIFICATE]

______Warrants

VOID AFTER _____ , 2007

WARRANT CERTIFICATE FOR PURCHASE
OF COMMON STOCK

ANTEX BIOLOGICS INC.

     This certifies that FOR VALUE RECEIVED ______or registered assigns (the “Registered Holder”) is the owner of the number of Warrants (“Warrants”) specified above. Each Warrant represented hereby initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Warrant Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share of common stock, par value $0.01 per share (“Common Stock”), of ANTEX BIOLOGICS INC. a Delaware corporation (the “Company”), at any time prior to the Expiration Date (as hereinafter defined), unless the Warrants are earlier redeemed, upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of American Stock Transfer & Trust Company, the warrant agent, or its successor (the “Warrant Agent”), accompanied by payment of $[______] (the “Exercise Price”) per share of Common Stock in lawful money of the United States of America in cash or by official bank or certified check made payable to ANTEX BIOLOGICS INC., Special Account.

     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the “Warrant Agreement”), dated ______, 2002 by and among the Company, the Warrant Agent and Roan/Meyers Associates, L.P.

     In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price and the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment. Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute, and cause the Warrant Agent to countersign and deliver, a new Warrant Certificate of like tenor for the balance of such Warrants.

     The term “Expiration Date” shall mean 5:00 P.M. (New York time) on ______, 2007 If such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then the Expiration Date shall mean 5:00 P.M. (New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.

     The Company shall not be obligated to deliver any securities pursuant to the exercise of the Warrants represented hereby unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement and will use its best efforts to cause the same to become effective and to keep such registration statement current while any of the Warrants are outstanding. The Warrants represented hereby shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

     This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the business office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender.

     Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

     The Warrants represented hereby may be redeemed at the option of the Company, at a redemption price of $0.001 per Warrant at any time after the effective date of a registration statement filed by the Company registering under the Securities Act of 1933, as amended, the shares of Common Stock issuable upon exercise the Warrants; provided the market price (as defined in the Warrant Agreement) for the Common Stock shall exceed $[______] per share for a consecutive 20 trading-day period ending within 15 trading days prior to the date on which the notice of redemption is given. Notice of redemption shall be given not later than the 30th day before the date fixed for redemption, all as provided in the Warrant Agreement. The Warrants will cease to be exercisable at 5:00 p.m. (New York time) on the business day preceding the date fixed for redemption. On and after the date fixed for redemption, the Registered Holder shall have no rights with respect to the Warrants represented hereby except to receive the $0.001 per Warrant upon surrender of this Warrant Certificate.

     Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.

     This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile, by an officer of the Company thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

ANTEX BIOLOGICS INC.
Dated: _________	By: __________________
Name:
Title:

[seal]

Countersigned:

American Stock Transfer & Trust Company
as Warrant Agent

By: ______________________
Authorized Officer

[FORM OF REVERSE OF WARRANT CERTIFICATE]

SUBSCRIPTION FORM

To Be Executed by the Registered Holder
in Order to Exercise Warrants

     The undersigned Registered Holder hereby irrevocably elects to exercise ______Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

[please print or type name and address]

and be delivered to

[please print or type name and address]

and if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below.

Dated:______	X _________________________
___________________________
___________________________
___________________________
Address
___________________________
Taxpayer Identification Number
___________________________
Signature Guaranteed ___________________________

ASSIGNMENT

To Be Executed by the Registered Holder
in Order to Assign Warrants

FOR VALUE RECEIVED, ______hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

[please print or type name and address]

______of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints ____________
____________Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: ____________	X ________________________
Signature Guaranteed

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR MIDWEST STOCK EXCHANGE.